Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2010

	Cost	Fair Value (in US Dollars)	Frequency of Redemptions
INVESTMENTS IN NON U.S. INVESTMENT COMPANIES — 9.82%(a)
Global Macro — Discretionary — 6.01%(a)
Graham Global Investment Fund Ltd. (B.V.I.)	3,615,000	$3,758,006	Monthly

Long Short Equity — General — 3.81%(a)
Zebedee Focus Fund Limited (Cayman Islands)	1,787,078	2,382,973	Monthly

TOTAL INVESTMENTS IN NON U.S. INVESTMENT COMPANIES (Cost $5,402,078)		6,140,979

INVESTMENTS IN U.S. INVESTMENT COMPANIES — 75.30%(a)
Dedicated Short Bias — Short Equity — 2.63%(a)
AdvantHedge Fund, L.P.	342,034	239,748	Monthly
Dialectic Antithesis Partners, LP(b)	1,379,907	1,402,589	Quarterly
		1,642,337

Event Driven — Distressed — 17.90%(a)
Contrarian Capital Fund I, L.P.	1,600,000	1,683,478	Annually
Mast Credit Opportunities I, L.P.	2,600,000	3,200,090	Quarterly
MatlinPatterson Distressed Opportunities Fund, L.P.	1,511,452	2,154,214	Semi-Annually
Standard Pacific Asymmetric Opportunities Fund, L.P.	1,340,000	1,881,041	Quarterly
Stone Lion Fund L.P.(c)	2,000,000	2,272,141	Quarterly
		11,190,964

Long Short Equity — General — 34.46%(a)
Absolute Partners Fund, LLC	2,900,000	2,797,452	Monthly
Arnott Opportunities (U.S.), LLC	2,400,000	2,343,928	Quarterly
Harvey SMidCap Fund, LP — Class A	2,507,404	3,358,747	Quarterly
Lafitte Fund I (QP) LP	2,200,000	1,543,404	Quarterly
Oak Street Capital Fund, L.P.	2,200,792	2,423,791	Quarterly
Soundpost Capital, LP	3,050,000	3,262,960	Quarterly
Steelhead Navigator Fund, L.P.	1,458,567	1,668,340	Quarterly
Tetra Capital Partners L.P.	2,000,000	1,966,944	Monthly
Whitney Japan Partners, LP	1,730,791	2,172,985	Quarterly
		21,538,551

Long Short Equity — Sector — 20.31%(a)
Aria Select Consumer Fund LP	2,560,000	2,615,364	Monthly
Coeus Capital LP	2,200,000	2,328,572	Quarterly
CRM Windridge Partners, L.P.	1,500,000	1,452,226	Monthly
Shannon River Partners II LP — Class A	2,625,000	2,827,610	Quarterly
Sio Partners, LP	2,755,932	3,469,494	Quarterly
		12,693,266
TOTAL INVESTMENTS IN U.S. INVESTMENT COMPANIES (Cost $42,861,879)		47,065,118

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2010 — (continued)

	Shares or	Fair Value	Frequency
	Principal	(in US	of
	Amount	Dollars)	Redemptions

SHORT TERM INVESTMENT — 17.77%(a)
State Street Institutional Investment Trust	11,103,909	$11,103,909

TOTAL SHORT TERM INVESTMENTS (Cost $11,103,909)		11,103,909

TOTAL INVESTMENTS (Cost $59,367,866) — 102.89%(a)		64,310,006
Liabilities in Excess of Other Assets — (2.89)%(a)		(1,808,665)
TOTAL NET ASSETS — 100.00%(a)		$62,501,341

(a)	Percentages are stated as a percent of net assets.
(b)	Total fair value of $594,158 is subject to 12-month lockup period by Dialectic Antithesis Partners, LP. $313,742 expires January, 2011. $280,416 expires in February, 2011.
(c)	Fair value of $2,272,141 is subject to 12-month lockup period by Stone Lion Fund L.P., which expires in December, 2010. Investments in investment companies are generally non-income producing.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Assets & Liabilities
March 31, 2010

(in US Dollars)

Assets
Investments, at fair value (cost $59,367,866)	$64,310,006
Cash	1,230,750
Investment paid in advance	500,000
Receivable for investments sold	1,053,432
Total Assets	67,094,188
Liabilities
Investment advisory fee payable	102,407
Redemptions payable	2,802,399
Advanced capital subscriptions	1,461,750
Administration fee payable	17,500
Accrued expenses and other liabilities	208,791
Total Liabilities	4,592,847
Net Assets	$62,501,341
Net Assets Consist of:
Paid in capital	$68,747,532
Accumulated net investment loss	(389,962)
Accumulated net realized loss on investments sold	(10,798,369)
Net unrealized appreciation on investments	4,942,140
Net Assets	$62,501,341
Net Asset Value (688,990 shares outstanding)	$90.71

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Operations
For the Year Ended March 31, 2010

(in US Dollars)

Investment Income
Interest income	$12,988
Other income	245
Total Investment Income	13,233
Expenses
Investment advisory fees (Note 4)	616,927
Legal fees	260,258
Audit and tax return	120,000
Administration fees	70,000
Portfolio accounting and transfer agent fees	50,000
Directors’ fees	37,000
Custody fees	37,220
Printing and postage	13,045
Registration fees	5,200
Commitment fee on line of credit	10,625
Miscellaneous	13,160
Total Expenses	1,233,435
Net Investment Loss	(1,220,202)
Realized and Unrealized Gain (Loss) on Investments in Portfolio Funds
Net realized loss on sale of investments	(667,898)
Net change in unrealized appreciation on investments	8,485,539
Net Gain from Investments in Portfolio Funds	7,817,641
Net Increase in Net Assets Resulting from Operations	$6,597,439

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Changes in Net Assets

	Year Ended	Year Ended
	March 31, 2010	March 31, 2009
	(in US Dollars)	(in US Dollars)
Change in Net Assets Resulting from Operations
Net investment loss	$(1,220,202)	$(918,101)
Net realized loss on sale of investments	(667,898)	(9,092,145)
Net change in unrealized appreciation (depreciation) on investments	8,485,539	(2,586,979)
Net Increase (Decrease) in Net Assets Resulting from Operations	6,597,439	(12,597,225)
Dividends Paid to Shareholders
Distributions from net realized gains	—	(83,443)
Change in Net Assets from Dividends Paid to Shareholders	—	(83,443)
Change in Net Assets Resulting from Capital Transactions
Proceeds from shares sold	15,696,480	24,759,500
Net asset value of shares issued in reinvestment of distributions	—	79,947
Payments for shares redeemed	(13,516,584)	(17,018,902)
Net Increase in Net Assets Resulting from Capital Transactions	2,179,896	7,820,545
Net Increase (Decrease) in Net Assets	$8,777,335	$(4,860,123)
Net Assets, Beginning of Period	$53,724,006	$58,584,129
Net Assets, End of Period (688,990 and 659,729 shares outstanding, respectively)	$62,501,341	$53,724,006
Accumulated Net Investment Loss	$(389,962)	$(88,308)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Cash Flows
For the Year Ended March 31, 2010

(in US Dollars)

Cash Flows from Operating Activities
Investment income received	$16,413
Purchases of investment companies and limited partnerships	(13,108,849)
Sales of investment companies and limited partnerships	11,398,956
Sales of short term investments, net	2,803,995
Investments paid in advance	(500,000)
Expenses paid	(1,162,918)
Net Cash Used in Operating Activities	(552,403)
Cash Flows from Financing Activities
Proceeds from subscriptions	12,506,480
Distributions for redemptions	(15,375,077)
Proceeds from advance subscriptions	1,461,750
Net Cash Used in Financing Activities	(1,406,847)
Net Decrease in Cash	(1,959,250)
Cash — Beginning of Period	3,190,000
Cash — End of Period	$1,230,750
Reconciliation of Net Increase in Net Assets Resulting from Operations to Net Cash Used in Operating Activities
Net increase in net assets resulting from operations	$6,597,439
Net decrease in investments paid in advance	(500,000)
Net realized loss on investments	667,898
Net change in unrealized appreciation on investments	(8,485,539)
Net increase in investment advisory and management fees payable	9,035
Net increase in accrued expenses and other liabilities	61,482
Net decrease in interest receivable	3,180
Purchases of investment companies and limited partnerships	(13,108,849)
Sales of investment companies and limited partnerships	11,398,956
Sales of short term investments, net	2,803,995
Net Cash Used in Operating Activities	$(552,403)
Supplemental disclosure of cash flow information:
Noncash financing activities not included herein consist of redemptions payable of $2,802,399.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Financial Highlights

			Period from
			August 1, 2007(1)
	Year Ended	Year Ended	through
	March 31, 2010	March 31, 2009	March 31, 2008
	(in US Dollars)	(in US Dollars)	(in US Dollars)

Per Share Operating Performance
Beginning net asset value	$81.43	$97.26	$100.00
Income (Loss) From Investment Operations
Net investment loss(2)	(1.74)	(1.27)	(0.62)
Net gain (loss) from investments in Portfolio Funds	11.02	(14.45)	(1.94)
Total income (loss) from Investment Operations	9.28	(15.72)	(2.56)
Dividends Paid to Shareholders
Distributions from net realized gains	—	(0.11)	(0.18)
Total Distributions	—	(0.11)	(0.18)
Ending net asset value	$90.71	$81.43	$97.26
Total return	11.40%	(16.16)%	(2.56	)%(3)
Supplemental Data and Ratios
Net assets, end of period	$62,501,341	$53,724,006	$58,584,129
Ratio of expenses to weighted average net assets(5)	2.04%	1.70%	2.07	%(4)
Ratio of net investment loss to weighted average net assets(5)	(2.01)%	(1.43)%	(0.94	)%(4)
Portfolio turnover rate	24.83%	19.81%	5.47	%(3)

(1)	Commencement of operations.

(2)	Calculated using average shares outstanding method.

(3)	Not annualized.

(4)	Annualized.

(5)	Ratios do not reflect the Fund’s proportionate share of the income and expenses of the Portfolio Funds.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Notes to Financial Statements
March 31, 2010 (expressed in US Dollars)

1.	Organization

Cadogan Opportunistic Alternatives Fund, LLC (the “Company” and/or “Fund”) is a limited liability company organized under the laws of the state of Delaware. The Company is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company. The investment objective of the Company is to achieve capital appreciation with moderate volatility principally through a balanced portfolio of interests in alternative investment vehicles and separately managed accounts (“Portfolio Funds”). The Company commenced operations on August 1, 2007.

The Company was formed to principally invest in Portfolio Funds which invest, reinvest and trade in securities and other financial instruments.

The Company is managed by Cadogan Management, LLC (the “Adviser”). The Adviser is a registered investment adviser with the Securities and Exchange Commission.

2.	Significant Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in The United States of America. Following are the significant accounting policies adopted by the Company:

A.	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in The United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, recognition of distribution income and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B.	Investments in Portfolio Funds
In accordance with the terms of the Company’s Prospectus, the investments in the Portfolio Funds are valued at their fair value. The net asset value represents the amount the Company would have received at March 31, 2010, if it had liquidated its investments in the Portfolio Funds.

The Company has the ability to liquidate its investments periodically, ranging from monthly to annually, depending on the provisions of the respective Portfolio Fund agreements. Generally, the General Partners and/or Investment Managers of the Portfolio Funds can suspend redemptions.

Certain Portfolio Funds incur annual management fees ranging from 1% to 2% of a Portfolio Fund’s net assets. The Portfolio Funds also receive performance allocations of up to 20% of their net profits as defined by the respective Portfolio Fund agreements.

The Portfolio Funds in which the Company has investments utilize a variety of financial instruments in their trading strategies including equity and debt securities, options, futures, and swap contracts. Several of these financial instruments contain varying degrees of off-balance sheet risk, whereby changes in fair value of the securities underlying the financial instruments may be in excess of the amounts recorded on each of the Portfolio Fund’s balance sheets. In addition, the Portfolio Funds may sell securities short whereby a liability is created to repurchase the security at prevailing prices. Such Portfolio Funds’ ultimate obligations to satisfy the sale of securities sold short may exceed the amount recognized on their balance sheets. However, due to the nature of the Company’s interest in the Portfolio Funds, such risks are limited to the Company’s invested amount in each investee.

Of the Portfolio Funds listed on the condensed schedule of investments, five were acquired during the year and two remained subject to lock-up periods expiring in nine to eleven months from March 31, 2010. The fair value of investments subject to lock-up amounted to $2,866,299.

C.	Investment Valuation
The Company primarily invests in private Portfolio Funds that are not listed on a securities exchange. Prior to investing in any Portfolio Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Portfolio Fund. Although procedures approved by the Board of Directors (the “Board”) provide that the Adviser will review the valuations provided by the Portfolio Funds’ managers, neither the Adviser nor the Board will be able to confirm independently the complete accuracy of valuations provided by the Portfolio Funds’ managers (which are unaudited as of March 31, 2010).

The Company’s valuation procedures require the Adviser to consider all relevant information available at the time the Company values its portfolio. The Adviser and/or the Board will consider such information, and may conclude in certain circumstances that the information provided by a Portfolio Fund manager does not represent the fair value of the Company’s interests in that Portfolio Fund. Although redemptions of interests in Portfolio Funds are subject to advance notice requirements, Portfolio Funds typically will make available net asset value information to holders representing the price at which, even in the absence of redemption activity, a Portfolio Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Portfolio Fund’s governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board, in the absence of specific transaction activity in interests in a particular Portfolio Fund, the Company would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. For example, when a Portfolio Fund imposes extraordinary restrictions on redemptions, or when there have been no recent transactions in Portfolio Fund interests, the Company may determine that it is appropriate to apply such a discount. Any such decision would be made in good faith, and subject to the review and supervision of the Board.

The Adviser assesses the accuracy of each Portfolio Fund’s reported monthly net asset value using various means. These may include comparing a reported valuation with one or more strategy-specific benchmarks that the Adviser believes correlate with the strategy of the Portfolio Fund; discussing the performance of the Portfolio Fund with the manager’s personnel; or reviewing and analyzing the Portfolio Fund’s audited financial statements.

The valuations reported by the Portfolio Funds’ managers, upon which the Company calculates its month-end net asset value and net asset value per share may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end net asset value calculations of the Portfolio Funds are audited by those Portfolio Funds’ independent public accountants, during their respective fiscal year end, and may be revised as a result of such audits. Other adjustments may occur from time to time. To the extent these adjustments materially impact the Company’s net asset value, management will appropriately adjust participants’ transactions to ensure they are not materially harmed.

The procedures approved by the Board provide that, where deemed appropriate by the Adviser and consistent with the 1940 Act, investments in Portfolio Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Company is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Company’s investment will be revalued in a manner that the Adviser, in accordance with procedures approved by the Board, determines in good faith best reflects approximate fair value. The Board will be responsible for ensuring that the valuation policies utilized by the Adviser are fair and consistent with applicable regulatory guidelines.

D.	Security Transactions and Investment Income
Security transactions (including investments in Portfolio Funds) are accounted for on the date the securities are purchased or sold (trade date). Realized gains and losses are reported on a first-in, first-out cost basis. Interest income is recognized on the accrual basis. Distributions are recorded on the ex-dividend date. Distributions received from the Company’s investments in Portfolio Funds generally are comprised of ordinary income, capital gains and return of capital. The Company records investment income and return of capital based on estimates made at the time such distributions are received which are typically based on historical information available from each Portfolio Fund. These estimates may subsequently be revised based on information received from the Portfolio Funds after their tax reporting periods are concluded, as the actual character of these distributions is sometimes not known until after the fiscal year-end of the Company. Unrealized appreciation or depreciation on investments includes net investment income, expenses, and gains and losses (realized and unrealized) in Portfolio Funds.

E.	Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less from the date of purchase.

F.	Fair Value
The fair values of the Company’s assets and liabilities which qualify as financial instruments under U.S. generally accepted accounting principles, approximate the carrying amounts presented in the statement of assets and liabilities.

G.	Dividends to Shareholders
Dividends to shareholders are recorded on the ex-dividend date. The character of dividends to shareholders made during the year may differ from their ultimate characterization for federal income tax purposes. The Company will distribute substantially all of its net investment income and all of its capital gains to shareholders at least annually. The character of distributions made during the year from net investment income or net realized gains might differ from the characterization for federal income tax purposes due to differences in the recognition of income and expense items for financial statement and tax purposes. When appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature. The reclassifications have no effect on net assets or net asset value per share.

The components of distributions paid during the years ended March 31, 2010 and 2009 were as follows:

	2010	2009

Ordinary Income Distributions*	$—	$83,443
Long-Term Capital Gains Distributions	—	—
Total Distributions Paid	$—	$83,443

*Amount includes net investment income and short-term capital gains.

H.	Reclassification of Capital Accounts
Additionally, U.S. generally accepted accounting principles require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. For the year ended March 31, 2010, the following table shows the reclassifications made:

	Accumulated Net	Accumulated Net Realized
Paid in Capital	Investment Loss	Loss on Investments Sold

$(374,688)	$918,548	$(543,860)

I.	Expenses
The Company is charged for those expenses that are directly attributable to it, such as, but not limited to, advisory and custody fees. All general and administrative expenses are recognized on an accrual basis of accounting. See Note 4 for management, performance, administration and custodian fees.

J.	Income Taxes
The Fund is treated as a separate taxable entity for Federal income tax purposes. The Fund’s policy is to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute to shareholders all of its distributable net investment income and net realized gain on investments. Accordingly, no provision for Federal income or excise tax is necessary.

The Fund has adopted financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Fund has reviewed all open tax years and major jurisdictions and concluded that there is no impact on the Fund’s net assets and no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken on a tax return. As of March 31, 2010, open Federal tax years include the tax years ended calendar year end December 31, 2007, 2008, and 2009.

The differences between book-basis and tax-basis unrealized appreciation (depreciation) are primarily due to the tax treatment of partnerships. The following information is provided on a tax basis as of March 31, 2010:
Cost of investments	$59,621,800
Unrealized appreciation	$7,987,569
Unrealized depreciation	(3,295,513)
Net unrealized appreciation	$4,692,056
Undistributed ordinary income	$—
Undistributed long-term capital gains	—
Total distributable earnings	$—
Other accumulated gains (losses)	$(10,938,247)
Total accumulated gains (losses)	$(6,246,191)

At March 31, 2010, the Company deferred, on a tax-basis, post-October losses of $686,354.

At March 31, 2010, capital loss carryforwards of $4,448,615 and $3,778,514 are available to offset future realized gains. These losses expire calendar year end December 31, 2016 and 2017, respectively.
K.	Indemnifications
Under the Company’s organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business, the Company may enter into contracts that provide general indemnification to other parties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, and may not occur. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.
3.	Investment Transactions

For the year ended March 31, 2010, the Company purchased (at cost) and sold interests in Portfolio Funds (proceeds) in the amount of $14,108,849 and $11,344,087 (excluding short-term securities), respectively.

4.	Management and Performance Fees, Administration Fees and Custodian Fees

The Company has entered into an Investment Advisory Agreement with Cadogan Management, LLC. Under the terms of the agreement, the Company will pay the Adviser a fee equal to an annual rate of 1% of the Company’s total monthly net assets, in exchange for the investment advisory services provided. Above and beyond this fee, the Adviser is entitled to an incentive fee equal to an annual rate of 5% of the Company’s total net profits, subject to reduction of excess for prior losses that have not been previously offset against net profits.

The Company has engaged U.S. Bancorp Fund Services, LLC to serve as the Company’s administrator. The Company pays the administrator a monthly fee computed at an annual rate of 0.085% of the first $200,000,000 of the Company’s total monthly net assets, 0.065% on the next $200,000,000 of the Company’s total monthly net assets and 0.055% on the balance of the Company’s total monthly net assets with a minimum annual fee of $70,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s fund accountants. The Company pays the fund accountants a monthly fee computed at an annual rate of 0.02% of the first $400,000,000 of the Company’s total monthly net assets and 0.01% on the balance of the Company’s total monthly net assets with a minimum annual fee of $30,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s transfer agent, dividend paying agent, and agent for the automatic dividend reinvestment plan. The Company pays the transfer agent a monthly fee computed at an annual rate of 0.015% of the Company’s total monthly net assets with a minimum annual fee of $20,000.

U.S. Bank, N.A. served as the Company’s custodian until July 31, 2009. State Street Bank and Trust Company serves as the Company’s custodian effective August 1, 2009. The Company pays the custodian a monthly fee computed at an annual rate of 0.025% on the first $500,000,000 of the Company’s portfolio assets, 0.020% on the next $500,000,000 of the Company’s portfolio assets, 0.015% on the next $500,000,000 of the Company’s portfolio assets, 0.010% on the next $500,000,000 of the Company’s portfolio assets, and 0.005% on the balance of the Company’s portfolio assets with a minimum annual fee of $36,000.

5.	Directors and Officers

The Company’s Board has overall responsibility for monitoring and overseeing the investment program of the Company and its management and operations. A listing of the Board members is on the back cover of this report. The Independent Directors are each paid an annual retainer of $15,000 and a fee per meeting of the Board of $1,250 for each regular meeting and $500 for each telephonic meeting, plus reasonable out-of-pocket expenses. Directors are reimbursed by the Company for their travel expenses related to Board meetings. One of the Directors is an employee of the Adviser and an officer of the Company and receives no compensation from the Company for serving as a Director.

Certain officers of the Company are affiliated with the Adviser and the Administrator. Such officers receive no compensation from the Company for serving in their respective roles. The Board appointed a Chief Compliance Officer to the Company in accordance with federal securities regulations.

6.	Shareholder Transactions

No shareholder will have the right to require the Company to redeem shares, although the Company may from time to time repurchase shares as of the last day of a calendar quarter pursuant to written tenders by shareholders, which written tenders must be received by the Company by the 25th calendar day of the second month prior to that containing the date as of which the shares are to be repurchased (approximately 65 days prior to the repurchase date). Whether repurchases will be made during any given quarter will be determined by the Board in its sole discretion. In determining whether the Fund should offer to repurchase shares from shareholders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will generally recommend to the Board that the Company offer to repurchase shares on the last business day of each calendar quarter. Notwithstanding the foregoing, the Company will not repurchase any shares, or any portion of them, that have been held by the tendering shareholder for less than one year. Dividends and capital gain distributions (“Distributions”) will automatically be reinvested in additional shares of the Fund at the Company’s net asset value on the record date thereof unless a shareholder has elected to receive distributions in cash. The minimum initial investment required is $25,000. At March 31, 2010, $2,802,399 investor redemptions were payable and $1,461,750 investor capital subscriptions were received in advance.

The Company is permitted to issue an unlimited number of shares. Par value of all shares is $0.00001. The Company had 688,990 shares outstanding at March 31, 2010. The Company has issued 182,821 shares through shareholder subscriptions and redeemed 153,560 shares during the year ended March 31, 2010.

7.	Risk Factors

Because of the limitation on rights of redemption and the fact that the Shares will not be traded on any securities exchange or other market and will be subject to substantial restrictions on transfer, and because of the fact that the Adviser may invest the Company’s assets in Portfolio Funds that do not permit frequent withdrawals and may invest in illiquid securities, an investment in the Company is highly illiquid and involves a substantial degree of risk. Portfolio Funds are riskier than liquid securities because the Portfolio Funds may not be able to dispose of the illiquid securities if their investment performance deteriorates, or may be able to dispose of the illiquid securities only at a greatly reduced price. Similarly, the illiquidity of the Portfolio Funds may cause investors to incur losses because of an inability to withdraw their investments from the Company during or following periods of negative performance. Although the Company may offer to repurchase shares from time to time, there can be no assurance such offers will be made with any regularity. The Company invests primarily in Portfolio Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, that may involve significant risks. These Portfolio Funds may invest a higher percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return. As a result, the Portfolio Funds may be more susceptible to economic, political and regulatory developments in a particular sector of the market, positive or negative, and may experience increased volatility of the Company’s net asset value. Various risks are also associated with an investment in the Fund, including risks relating to the multi-manager structure of the Company, risks relating to compensation arrangements and risks related to limited liquidity of the shares. The Portfolio Funds provide for periodic redemptions ranging from monthly to annually with lock-up provisions of up to one year from initial investment.

8.	Fair Value of Financial Instruments

The Fund has adopted authoritative fair valuation accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion in changes in valuation techniques and related inputs during the period. These inputs are summarized in the three broad levels listed below.

Level 1 — Quoted prices in active markets for identical securities.

Level 2 — Other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3 — Significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not indication of the risk associated with investing in those securities.

The following is a summary of the inputs used to value the Fund’s investments as of March 31, 2010:
	Fair Value Measurements at Reporting Date Using
	Quoted Prices in
	Active markets for		Significant Other		Significant
	Identical Assets		Observable Inputs		Unobservable Inputs
Description	(Level 1)		(Level 2)		(Level 3)	Total
Investments
Non U.S. Investment Companies	$—		$6,140,979	(a)	$—	$6,140,979
U.S. Investment Companies	—		47,065,118	(a)	—	47,065,118
Short Term Investments	11,103,909	(b)	—		—	11,103,909
Total Investments	$11,103,909		$53,206,097		$—	$64,310,006

(a)	All other industry classifications are identified in the Schedule of Investments.

(b)	Mutual fund investments that are sweep investments for cash balances in the Fund at March 31, 2010.

Following is a reconciliation of Level 3 assets for which significant unobservable inputs were used to determine fair value.
Investments
in Securities

Balance as of March 31, 2009	$42,624,193
Transfers out of Level 3	(42,624,193)
Balance as of March 31, 2010	$—

9.	Credit Line

The Company (“Borrower”) entered into a Credit Agreement (“Agreement”) dated October 30, 2009 with State Street Bank and Trust Company (“Bank”). The Bank issued the Company a secured revolving line of credit in the amount of $10,000,000 limited to 20% of the Company’s net assets and other financial covenants as defined in the Agreement. The line of credit is secured by the Company’s assets. Outstanding balances on the credit facility accrue interest at the borrower’s option (A) or (B): (A) The higher of: overnight LIBOR plus 1.25%, or overnight Fed Funds plus 1.25% (interest payable monthly) or (B) LIBOR plus 1.25% for maturities of 30, 60, or 90 days (interest payable at the LIBOR maturity). Interest is computed and paid monthly. Unused portions of the credit facility accrue a non-usage fee computed monthly equal to an annual rate of 0.25 percent and is payable quarterly in arrears. The Company has not drawn on the credit line during the year ended March 31, 2010. The agreement can be terminated within 3 business days notice by the Borrower or it expires on October 29, 2010.

Any overdue principal of interest on the loan outstanding to the Borrower and all other overdue amounts payable bear interest, payable on demand, for each day from and including the date payment was due at a rate per annum equal to the sum of two percent (2%) above the Overnight Rate (higher of (a) 1.25% above the overnight LIBOR rate and (b) 1.25% above the Federal Funds Rate) until such amount shall be paid in full.

The secured revolving line of credit is intended for short-term liquidity and may not be used to provide investment leverage to the company. The Company may not borrow continuously for more than 120 consecutive days.

As part of its borrowing arrangements, the Company is subject to various financial and operational covenants.

10.	Subsequent Events

The Company issued a tender offer on March 26, 2010, which expired on April 23, 2010. Shareholders have tendered shares worth $454,000 and an additional 58,770.676 shares, which will be redeemed based on the June 30, 2010 net asset value.

Cadogan Opportunistic Alternatives Fund, LLC
Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
Cadogan Opportunistic Alternatives Fund, LLC

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Cadogan Opportunistic Alternatives Fund, LLC (the “Fund”), as of March 31, 2010, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial highlights for the period from August 1, 2007 through March 31, 2008 were audited by other auditors whose report thereon dated May 23, 2008, expressed and unqualified opinion on that statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of March 31, 2010 with management of the investment funds and confirmation with the custodian of the Fund. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Cadogan Opportunistic Alternatives Fund, LLC as of March 31, 2010, and the results of its operations, and its cash flows for the year then ended and changes in its net assets and the financial highlights for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Eisner LLP
New York, New York

May 27, 2010